SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 6, 2011
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DENDREON CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	000-30681	22-3203193
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

1301 2nd Avenue, Suite 3200
Seattle, WA  98101
(Address of principal executive offices) (zip code)

(206) 256-4545
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 6, 2011, Dendreon Corporation (the “Company”) entered into a Royalty Purchase Agreement (the “Agreement”) with CPPIB Credit Investments Inc. (“CII”), as announced in the press release attached hereto as Exhibit 99.1.  Under the terms of the Agreement, CII will deliver to the Company a one-time purchase price payment of $125 million upon closing, which is anticipated to occur prior to year-end.  The Agreement covers the Company’s sale of worldwide royalties payable to the Company (as successor by merger to Corvas International, Inc.) with respect to boceprevir under certain license and collaboration agreements, as amended, previously entered into with Schering Corporation and Schering-Plough Ltd., as to which Merck & Co., Inc. is the successor in interest.  The foregoing sentence references the License and Collaboration Agreements dated June 11, 1997, between the Company (as successor by merger to Corvas International, Inc.) and Schering Corporation and between the Company and Schering-Plough Ltd (collectively, the “License Agreements”) and is qualified in its entirety by each of the agreements themselves, copies of which were filed with the Company’s Form 10-Q for the quarter ended June 30, 1997 on August 13, 1997.  Beginning with the boceprevir royalties payable to the Company due in respect of the calendar quarter ending December 31, 2011, all payments will be made directly to CII.  The Agreement contains standard representations and warranties, and also contains customary obligations and limitations of indemnification and with respect to third party claims, as well as those regarding intellectual property and concerning enforcement of patent rights.  The term of the Agreement is until the last royalty payment with respect to boceprevir has been exhausted pursuant to the License Agreements.  There are no other ongoing obligations required of the Company other than those already agreed to under the License Agreements.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

99.1           Dendreon Corporation press release dated December 6, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENDREON CORPORATION

	By:	/s/ Esmé C. Smith
Esmé C. Smith
Vice President, Deputy General Counsel and Assistant Secretary
Date: December 9, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Dendreon Corporation press release dated December 6, 2011.